Exhibit 10.1

NATIONAL PENN BANCSHARES, INC.
AND NATIONAL PENN BANK
LETTER AGREEMENT

January 27, 2010

Glenn E. Moyer
National Penn Bancshares, Inc.
Philadelphia and Reading Avenues, Boyertown, PA 19512

Dear Mr. Moyer:

Reference is made to your Employment Agreement with National Penn Bancshares, Inc., a Pennsylvania business corporation (the “Company”), and National Penn Bank, a national banking association (the “Bank”), dated December 18, 2002, as amended by Amendatory Agreements dated May 25, 2005, June 5, 2006, and December 10, 2008, and by the TARP Restriction Agreement by and among you, the Company, an d the Bank, dated November 20, 2009 (as amended, the “Prior Agreement”).

This letter agreement (the “Letter Agreement”) sets forth the terms of your continued employment and consulting arrangement with the Company, which will become effective if you choose by signing it and delivering it to the Company.  Capitalized terms used herein without definition shall have the meanings assigned to such terms under the Prior Agreement.  Except as otherwise specifically incorporated by reference into this Letter Agreement, the terms and conditions of the Prior Agreement are hereby terminated and of no further force and effect.

1.
Position and Term.  You hereby agree to resign as President and Chief Executive Officer of the Company and Chairman of the Bank and to relinquish any seats you may hold on the Boards of Directors of such entities on January 27, 2010 and on such date, you will cease to be an executive officer of the Company.  You also agree to serve as the Special Advisor for the Company’s Chief Executive Officer (the “CEO”) for the period commencing on January 27, 2010 and ending on April 30, 2011 (the “Employment Term”) and thereafter commencing on May 1, 2011, as a Consultant for the Company for the period commencing on May 1, 2011 and ending on December 31, 2011 (the “Consulting Term”).

2.
Duties.  During the Employment Term, your duties shall be to transition existing business relationships and provide such reasonable other services as the CEO shall require.  You shall report directly to the CEO and perform such other duties reasonably assigned to you by the CEO from time to time.  During the Consulting Term, you shall use your reasonable best efforts to promote the interests of the Company and provide your personal advice and counsel to the Company, its subsidiaries and affiliates in connection with the business of the Company and its subsidiaries, including, but not limited to: (i) consulting with the Company regarding its operations and customer relationships and (ii) providing introductions to customers and providing personal services similar to those you were previously providing the Company.  During the Consulting Term, you will serve as a Consultant on a part-time basis but shall dedicate up to 10 hours per week to the Company.

3.
Base Salary. Your Base Salary shall remain unchanged for the 1st month of the Employment Term, but in consideration of your changed role within the Company, your Base Salary shall be reduced to $335,000, effective March 1, 2010 and for the remaining portion of the Employment Term.  During the Employment Term, your base salary shall be subject to all applicable withholding and deductions as required by law.  Effective May 1, 2011 and during the Consulting Term thereafter, the Company shall pay you a consulting fee of $10,000 per month.

4.
Health and Welfare Benefits.  You shall remain entitled to the benefits specified in Article 5(a) of the Prior Agreement during the Employment Term and Consulting Term until the earlier of the following to occur: (i) a termination under Sections 10, 11, 12, 13, and 14 of the Prior Agreement or (ii) the end of the Consulting Term.  Specifically, you shall remain entitled to participate in standard retirement benefits (during the Employment Term) and health and welfare benefits (including life insurance and long-term disability insurance coverage provided under Section 7(b) of the Prior Agreement at the level of coverage in effect on January 26, 2010) offered to executive employees generally, and under terms of plans pursuant to which benefits are provided.  The continuation of the health benefits under this Section shall not count toward the coverage period required by Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (collectively, “COBRA”)

5.
Supplemental Retirement Benefits.  You shall be entitled to receive the Supplemental Retirement Benefit (“SERP”) payments described in Section 8 of the Prior Agreement, provided, however, that for purposes of calculating your SERP benefit, your “Average Monthly Salary Base” shall mean the total of your monthly Salary (as defined in Section 8(a)(3) of the Prior Agreement) from Employer for 60 months immediately preceding February 2010 divided by the number 60.

6.
Other Benefits. The Company will reimburse you for reasonable legal fees associated with this Letter Agreement, up to $15,000 and for the following during Employment Term: (i) automobile allowance of no less than $850 per month, and (ii) reasonable Company-related expenses in accordance with Company policies.

7.
Executive Incentive Plan.  You shall receive deferral payouts pursuant to your account under the Executive Incentive Plan (the “EIP”), to the extent permissible under the U.S. Treasury’s Troubled Asset Relief Program (‘TARP”) and the EIP plan document.

8.
TARP Restriction Agreement.  Notwithstanding anything herein to the contrary, the TARP Restriction Agreement shall remain in full force and effect until it terminates by its terms, provided, however, that neither your transition from your current employment to the employment relationship described herein nor the expiration of the Employment Term or the Consulting Term described herein shall give you the right to require the Company to execute the consulting agreement described in the TARP Restriction Agreement or the Exhibits thereto (with payments based on your salary in effect on January 26, 2010).  Notwithstanding anything herein to the contrary, if the TARP Compliance Period expires before you reach your 60th birthday, you shall continue to have the right to require the Company to enter into the consulting arrangement described in the TARP Restriction Agreement (and related Exhibits) if you are terminated by the Company without Cause before your 60th birthday.

9.
Noncompetition Agreement.  In consideration for entering into this Letter Agreement, you and the Company agree to enter into a noncompetition agreement, substantially in the form set forth as Exhibit A hereto (the “Noncompetition Agreement”), that shall run concurrently with Consulting Term and for a period of twelve (12) months from the earlier of the end of the Consulting Term or the date of the last payment thereunder.  Notwithstanding the preceding sentence, if the consulting arrangement described in the TARP Restriction Agreement is invoked (i.e., because the Company terminates your employment with the Company without Cause during the Employment Term), the noncompete period shall run during the Consulting Period under the TARP Restriction Agreement.

10.
Non-Disparagement.  You and the Company agree to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions which have or may reasonably have the effect of demeaning the name or reputation of you or the Company or any of its Affiliates, or any of its or their employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any of them.  Nothing in this Section 10 shall preclude you or the Company from fulfilling any duty or obligation that you or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation; or from taking any reasonable actions to enforce such rights under this Letter Agreement.

11.
Releases.  Payment of all benefits during the Employment Term shall be conditioned on your executing a release and waiver of claims in the form attached hereto as Exhibit B (the “Release”), and not revoking such Release within such specified time period contained therein.  Further, payment of any amounts during the Consulting Term shall be conditioned on your executing a subsequent release and waiver of claims on a similar form prescribed by the Company, which shall be provided to you at such time.

12.
Cause.  Notwithstanding anything herein to the contrary, if your conduct during the Employment Term or the Consulting Term results in Cause for the Company to terminate its employment or consulting relationship with you, then the Company shall owe you no further payments or benefits of any kind except as expressly required by law.

13.
Coverage under Directors and Officers Liability Policy.  Neither the change in status under this Letter Agreement nor any subsequent termination of your employment with the Company and the Bank shall affect the your coverage under the Company’s directors and officers liability policy for acts or omissions by you which occurred in the course of your performance of your duties and responsibilities on behalf of the Company and the Bank, to the extent permitted and covered by such policy.

14.	Successors and Assigns.

a.
During the Employment Term, National Penn will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets, by agreement in form and substance satisfactory to the Consultant, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that National Penn would be required to perform it if no such succession or assignment had taken place.  Any failure of National Penn to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Letter Agreement.

b.
This Letter Agreement and all your rights shall inure to the benefit of and be enforceable by the your personal or legal representatives, estate, executors, administrators, heirs and beneficiaries.  In the event of the your death, any amounts accrued and unpaid through the date of death shall be paid to the your estate, heirs and representatives.  Except as provided in this Section 12, no party may assign this Letter Agreement or any rights, interests, or obligations hereunder without the prior written approval of the other party.  Subject to the preceding sentence, this Letter Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.
Enforcement.  This Letter Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflict of laws, except to the extent that federal law shall be deemed to preempt such state laws.

16.	Amendment. This Letter Agreement may be amended or modified at any time by a written instrument executed by the parties.

17.
Waiver.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Letter Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

18.	Counterparts. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

19.
Headings and Construction.  The headings of sections in this Letter Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Letter Agreement, unless otherwise stated.

20.
Entire Agreement.  This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof.

If the provisions of this Letter Agreement are acceptable to you, please indicate your agreement to the above by signing in the space provided below.

Very truly yours,

NATIONAL PENN BANCSHARES, INC.

By: /s/ Scott V. Fainor
Name: Scott Fainor
Title: Senior Executive Vice President Chief Operating Officer

Acknowledged and agreed

NATIONAL PENN BANK

By: /s/ Scott V. Fainor
Name: Scott Fainor
Title: President and
Chief Executive Officer

Agreed and accepted as of the date first above written:

/s/ Glenn E. Moyer
Glenn E. Moyer

EXHIBIT A

NATIONAL PENN BANCSHARES, INC.
NONCOMPETITION AGREEMENT

This NONCOMPETITION AGREEMENT (this “Agreement”) is being entered into as of as of  January __, 2010, by and between National Penn Bancshares, Inc., a Pennsylvania corporation (“National Penn”), and Glenn E. Moyer (the “Consultant”).

RECITALS:
WHEREAS, the Consultant desires to provide the services described herein subject to the terms and conditions set forth below:

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Consultancy.  During the period beginning on May 1, 2011 and ending on the earlier of December 31, 2011 or the date the Consultant elects by written notice to discontinue providing consulting services (the “Consulting Term”), the Consultant shall undertake to provide his personal advice and counsel to National Penn and its subsidiaries and affiliates in connection with the business of National Penn and its subsidiaries, and other duties pursuant to section 2 of the Letter Agreement dated January __, 2010 by and among National Penn, National Penn Bank, and the Consultant.

2.           Non-Disclosure of Confidential Information. Except in the course of performing the Consulting Services hereunder, and in the pursuit of the business of National Penn or any of its affiliates, the Consultant shall not, except as required by law, at any time during or following the Consulting Term, disclose or use any confidential information or proprietary data of National Penn or any of its affiliates or predecessors, unless such confidential information or proprietary data become publicly known through no fault of the Consultant.  Without limiting the generality of the foregoing, the Consultant agrees that all information concerning the identity of the customers of National Penn and its affiliates and the relations of such entities with their customers is confidential information.  This Section 2 shall survive the termination or expiration of the Consulting Term.

3.           Non-Competition Provisions.  The Consultant agrees that during the Consulting Term and for a period of twelve (12) months thereafter, the Consultant will not (i) without the prior written consent of National Penn (which consent may be given at National Penn’s discretion, but not unreasonably withheld), directly or indirectly, engage in, become interested in, or become associated with, in the capacity of employee, consultant, director, officer, owner, principal, agent, trustee or in any other capacity whatsoever, any proprietorship, partnership, corporation, enterprise or entity located within a fifty (50) mile radius from Boyertown, PA, which proprietorship, partnership, corporation, enterprise or other entity is competitive with any business carried on by National Penn or its affiliates including but not limited to entities which lend money and take deposits (in each case, a “Competing Business”), provided, however, that this provision shall not prohibit the Consultant from owning bonds, voting and non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any Competing Business if such common stock is publicly traded, (ii) solicit or induce, or cause others to solicit or induce, any employee of National Penn or any of its affiliates to leave the employment of such entities, or (iii) solicit (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of National Penn or any of its affiliates) any customer of National Penn or any of its affiliates to transact business with any other entity, or to reduce or refrain from doing any business with National Penn or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between National Penn or its affiliates and any such customers. This Section 3 shall survive the termination or expiration of the Consulting Term in accordance with its terms.

4.           Successors and Assigns.

(a)           During the Employer Term and the Consulting Term, National Penn will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets, by agreement in form and substance satisfactory to the Consultant, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that National Penn would be required to perform it if no such succession or assignment had taken place.  Any failure of National Penn to obtain such agreement prior to the effectiveness of any such succession or assignment during the Consulting Term shall be a material breach of this Agreement.

(b)           This Agreement and all rights of the Consultant shall inure to the benefit of and be enforceable by the Consultant’s personal or legal representatives, estate, executors, administrators, heirs and beneficiaries.  In the event of the Consultant’s death, any amounts accrued and unpaid through the date of death shall be paid to the Consultant’s estate, heirs and representatives.  Except as provided in this Section 4, no party may assign this Agreement or any rights, interests, or obligations hereunder without the prior written approval of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.           Enforcement.  This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflict of laws, except to the extent that federal law shall be deemed to preempt such state laws.

6.           Amendment.  This Agreement may be amended or modified at any time by a written instrument executed by the parties.

7.           Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

8.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

9.           Headings and Construction.  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

IN WITNESS WHEREOF, National Penn has caused this Agreement to be executed by its duly authorized officer, and the Consultant has signed this Agreement, all as of the date first written above.

WITNESS:	______________________________________________________
______________________________________________________	GLENN E. MOYER

NATIONAL PENN BANCSHARES, INC.

______________________________________________________
Name:
Title:

EXHIBIT B

NATIONAL PENN BANCSHARES, INC.
CONFIDENTIAL RELEASE AND WAIVER OF CLAIMS AGREEMENT (“Release”)

1.
Release of Claims by Executive.  In exchange for the benefits described in paragraph 3, I, Glenn E. Moyer (“Executive”), hereby release and forever discharge National Penn Bancshares, Inc., a Pennsylvania corporation, its subsidiaries and affiliates (the “Company” or “National Penn”), any and all of their respective employee benefit plans, fringe benefit plans or programs, and any and all of their respective present and past officers, directors, shareholders, employees, agents and representatives, and the successors and assigns of each from any and all manner of claims, suits, demands, actions, causes of action, administrative claims, liability, claims for damages, class action claims or other claims made on my behalf whatsoever that I, my heirs, representatives, agents, successors, guardians, trustees or assigns ever had, have now or may have including, but not limited to, any claims arising from or relating to my employment with the Company, any pending applications for employment with the Company, or the termination of my employment with the Company including, but not limited to: Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991; the Americans With Disabilities Act; the Pennsylvania Human Relations Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act (“OWBPA”); the Family and Medical Leave Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; and all other federal, state or local laws of a similar nature to any of the foregoing enumerated laws and any amendments to the foregoing statutes or any other federal, state or local law; any common law claim; breach of contract claim; claim for personal injury, wrongful discharge, public policy, negligence, infliction of emotional distress, whistleblower, retaliation, negligent hiring or retention, or any form of tort, whether negligent, reckless or intentional, and any claim for attorneys’ fees and costs, arising in law or equity, whether known, suspected or unknown, and however originating or existing, from the beginning of time to the date of my execution of this Release.

In addition, with the exception of unemployment and worker's compensation claims, I waive any right to any individual monetary or economic recovery or equitable relief against the Company in any administrative proceeding or in any action, lawsuit, hearing or other proceeding instituted by any agency, person or entity, from the beginning of time to the date of my execution of this Release.  Notwithstanding the foregoing, this Release excludes (A) the payment and/or benefit obligations of the Company under the Letter Agreement and the Noncompetition Agreement, (B) any Claims the Executive may have under any plans or programs not covered by the Letter Agreement or Noncompetition Agreement in which the Executive participated and under which the Executive has accrued and become entitled to a benefit, including, but not limited to, the Company’s Executive Incentive Plan, Long-Term Incentive Compensation Plan, Defined Benefit Pension Plan, or Defined Contribution (401(k)) Capital Accumulation Plan (C) any indemnification or other rights the Executive may have in accordance with the governing instruments of any member of the Company or under any director and officer liability insurance maintained by the Company or any such group member with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company or any predecessor thereof, (D) the Employee’s rights to any of his checking or savings accounts with the Company, and (E) any rights which are not waivable by law.

Notwithstanding the foregoing, this Section shall not limit Executive’s right to challenge the enforceability of the waiver and release contained herein under OWBPA with respect to claims under the Age Discrimination in Employment Act or from filing a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”), but Executive will not be entitled to any monetary or other relief from the EEOC or from any court, arbitrator or other similar arbiter of disputes as a result of litigation brought on the basis of or in connection with such charge except if and to the extent that the release and waiver contained in this Section is held to be invalid or unenforceable (in which event, National Penn will be entitled to restitution or set off for the amounts paid to Executive hereunder, as and to the extent determined by the court).  Executive acknowledges and agrees that, but for providing this waiver and release, Executive would not be receiving the amounts being provided to Executive under paragraph 3 of this Release.

2.
Release of Claims by Company.  In consideration of the general release and other covenants of the Executive herein, and after consultation with counsel, the Company for itself and on behalf of each of its majority owned subsidiaries and affiliated companies and each of their officers, employees, directors, shareholders, and agents (collectively, the “Company Releasors”), hereby irrevocably and unconditionally releases and forever discharges the Executive and each of the Executive’s heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Executive Releasees”), from any and all known Claims (but only to the extent of such known Claims) that the Company Releasors had, may have had or now has against the Executive Releasees, as of the date of this Release Agreement by the Company, arising out of or relating to the Executive’s employment relationship, or the termination of that relationship, with the Company, including, but not limited to, any Claim arising under any Federal, state, local, or foreign law.  Anything to the contrary notwithstanding in this Release Agreement, nothing herein shall release the Executive Releasees from any claims or damages based on (i) any Claims (or further Claims) unknown to the Company Releasors as of the date of this Release Agreement, (ii) any Claims that arise after the date of this Release Agreement, or (iii) any right the Company may have to obtain contribution as permitted by law in the event of entry of judgment against the Company as a result of any act or failure to act for which the Executive and the Company are jointly liable.

3.
Release Consideration.  In consideration for my execution of this Release, the Company agrees to make payments to me and/or make benefits available to me pursuant to the Letter Agreement, dated January __, 2010, entered into between National Penn, National Penn Bank, and Executive (the “Letter Agreement”), at the time and in the form set forth in the Letter Agreement.

I acknowledge that in the absence of my execution of this Release, I would not be entitled to certain of the benefits described in this paragraph 2.  I acknowledge further that such benefits are adequate and satisfactory consideration to me for entering into this Release.

4.      Successors and Assigns.  The Company’s rights under this Release shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  I shall not be entitled to assign any of my rights or obligations under this Release.

5.
Governing Law.  This Release is made and entered into in the accordance with the laws of the Commonwealth of Pennsylvania and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Pennsylvania.

6.
Entire Agreement.  This Release contains the entire agreement of the parties with respect to the subject matter hereof and merges all prior negotiations, agreements and understandings, if any.  No modification, release, discharge or waiver of any provision of this Release shall be of any force or effect unless made in writing and signed by me and the Company and specifically identified as a modification, release or discharge of this Release.  If any term, clause or provision of this Release shall for any reason be adjudged invalid, unenforceable or void, the same shall not impair or invalidate any of the other provisions of this Release, all of which shall be performed in accordance with their respective terms.

7.	Acknowledgments. By signing this Release, I acknowledge and agree that:

(a)	I have carefully read and understood all of the provisions and terms of this Release;

(b)	I have signed this Release knowingly and voluntarily;

(c)	the Company has advised me in writing to consult with counsel prior to signing this Release;

(d)	the Company has provided me at least twenty-one (21) days (“Consideration Period”) to consider this Release and I have not been pressured or coerced to waive this Consideration Period;

(e)
I understand that I have seven (7) days (“Revocation Period”) after I sign this Release to elect to revoke the Release and acknowledge that I have not been pressured or coerced to waive this Revocation Period;

(f)
I understand that this Release is made in compromise of any disputed claims in order to avoid the expense and inconvenience of litigation and does not constitute an admission of liability by the Company with regard to the violation of any law, statute, regulation, or ordinance;

(g)	In signing this Release, I have not relied on any representations or statements, whether oral or written, other than the express language contained herein; and

(h)
I acknowledge that I have had the right to negotiate over the terms of this Release and that this Release shall not be construed as drafted solely by the Company; rather, this Release shall be construed as mutually agreed upon terms which were the product of good faith and arms length negotiations between equal parties, and this Release is not unconscionable, unfair, the product of unfair bargaining power or a contract of adhesion.

Any notice of revocation must be addressed and timely delivered to the Director of Human Resources of the Company.

I HAVE CAREFULLY READ THIS ENTIRE RELEASE.  I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM WAIVING ALL CLAIMS AGAINST THE COMPANY RELATING TO MY EMPLOYMENT WITH THE COMPANY AND THE TERMINATION OF MY EMPLOYMENT WITH THE COMPANY.

IN WITNESS WHEREOF, and intending to be legally bound hereby, I have executed the foregoing Release effective this ___ day of ___________________, _____.

WITNESS:	______________________________________________________
______________________________________________________	GLENN E. MOYER

NATIONAL PENN BANCSHARES, INC.

______________________________________________________
Name:
Title: